Exhibit 3.1.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COLLECT HOLDINGS, INC.

Collect Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is Collect Holdings, Inc. which is the name under which the corporation originally was incorporated. The date of filing of its original Certificate of Incorporation with the Secretary of State was July 13, 2006.

SECOND: That this Amended and Restated Certificate of Incorporation amends, restates and integrates in its entirety the Certificate of Incorporation of the corporation to read in full as set forth on Exhibit A attached hereto.

THIRD: That this Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders of the corporation in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH: That this Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be executed this 14th day of November, 2006.

COLLECT HOLDINGS, INC.

By:	/s/ Daniel J. Selmonosky
Name:	Daniel J. Selmonosky
Title:	President and Treasurer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COLLECT HOLDINGS, INC.

ARTICLE I

Name. The name of the Corporation is Collect Holdings, Inc.

ARTICLE II

Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

ARTICLE IV

Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is Nine Million Six-Hundred Fifty Thousand (9,650,000) shares, divided into three (3) classes consisting of Six Million Five-Hundred Thousand (6,500,000) shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); Four-Hundred Thousand (400,000) shares of Class L Common Stock, par value $.01 per share (“Class L Common Stock”), and Two Million Seven-Hundred Fifty Thousand (2,750,000) shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”). Class L Common Stock and Class A Common Stock are hereinafter sometimes referred to as “Common Stock.”

ARTICLE V

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A. PREFERRED STOCK—IN GENERAL

1. Issue in Series. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein or in the resolution of the Board of Directors of the Corporation providing for its issue (as such resolution may be amended by a resolution or resolutions subsequently adopted by the Board of Directors). All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or herein.

2. Creation of Series. The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

a. The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

b. The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative, and if so, from what date or dates;

c. The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

d. Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

e. Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

f. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

g. Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

h. Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

i. Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

3. Voting Rights. Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

4. Reservation of Right. The Board of Directors of the Corporation reserves the right by subsequent amendment of (i) this Certificate of Incorporation or (ii) the resolutions of the Board of Directors providing for the creation of a series of Preferred Stock (the “Adopting Resolutions)”, to increase or decrease the number of shares constituting Preferred Stock or any series thereof (but not below the number of shares then outstanding) and in any other respects to amend this Certificate of Incorporation or the Adopting Resolutions, in each case, within the limits provided by law, this Certificate of Incorporation and any applicable contract or instrument binding on the Corporation.

B. SERIES A PREFERRED STOCK AND COMMON STOCK

The first series of Preferred Stock shall be designated as Series A 14% PIK Preferred Stock (“Series A Preferred Stock”), and the number of shares which shall constitute such series shall be Six Million (6,000,000). The par value of Series A Preferred Stock shall be $.01 per share. Except as otherwise provided herein, all shares of Series A Preferred Stock, Class L Common Stock and Class A Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

1. Subdivision and Combinations of Shares. If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by stock split, stock dividend or otherwise) the outstanding shares of Series A Preferred Stock, the outstanding shares of each class of Common Stock shall be proportionately subdivided or combined. If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by stock split, stock dividend or otherwise) the outstanding shares of any class of Common Stock, the outstanding shares of Series A Preferred Stock and each other class of Common Stock shall be proportionately subdivided or combined. Any such subdivision or combination shall be payable in shares of Series A Preferred Stock to holders of Series A Preferred Stock, in shares of Class L Common Stock to holders of Class L Common Stock and in shares of Class A Common Stock to holders of Class A Common Stock. In no event shall a stock split or stock dividend constitute a payment of Yield or Base Amount.

2. Distribution Priority. At the time of each Distribution, such Distribution shall be made to the holders of the Series A Preferred Stock, Class L Common Stock and Class A Common Stock in the following priority:

a. The holders of Series A Preferred Stock and the holders of Class L Common Stock shall, in the aggregate, be entitled to receive all or a portion of such Distribution in an amount equal to the sum of (i) the aggregate Unpaid Base Amount of the outstanding shares of PIK Stock, (ii) the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock and (iii) the aggregate Unpaid Yield of the Class L Common Stock, each as of the time of such Distribution (such sum, the “First Tier Amount”), and no Distribution or any portion thereof shall be made under paragraphs B.2(b) or B.2(c) of Article V until the entire First Tier Amount as of the time of such Distribution has been paid in full.

(i) The holders of Series A Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(a) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the sum of the aggregate Unpaid Base Amount of the outstanding shares of PIK Stock and the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock divided by (ii) the First Tier Amount (such product, the “Series A First Tier Distribution”). Each holder of Series A Preferred Stock shall be entitled to receive a ratable portion of the Series A First Tier Distribution based on the sum of the aggregate Unpaid Base Amount of the PIK Stock held by such holder plus the aggregate Unpaid Yield of the Series A Preferred Stock held by such holder, compared to sum of the aggregate Unpaid Base Amount of the outstanding shares of PIK Stock plus the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock, in each case, as of the time of such Distribution. Distributions made pursuant to this subparagraph B.2(a)(i) of Article V to holders of Series A Preferred Stock shall constitute, with respect to each outstanding share of Series A Preferred Stock (i) first a payment of Yield to the extent of the Unpaid Yield with respect to such share and (ii) then a payment of the Base Amount of the PIK Stock.

(ii) The holders of the outstanding shares of Class L Common Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(a) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Yield of the outstanding shares of Class L Common Stock divided by (ii) the First Tier Amount (such product, the “Class L First Tier Distribution”). Each holder of Class L Common Stock shall be entitled to receive a ratable portion of the Class L First Tier Distribution, based on the aggregate Unpaid Yield of the Class L Common Stock held by such holder, compared to the aggregate Unpaid Yield of the outstanding shares of Class L Common Stock, in each case, as of the time of such Distribution. Distributions made pursuant to this subparagraph B.2(a)(ii) of Article V to holders of Class L Common Stock shall constitute, with respect to outstanding shares of Class L Common Stock, a payment of Yield.

b. After the required amount of a Distribution has been made in full pursuant to paragraph B.2(a) of Article V, the holders of Series A Preferred Stock and Class L Common Stock shall, in the aggregate, be entitled to receive all or a portion of such Distribution in an amount equal to the sum of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series A Preferred Stock and (ii) the aggregate Unpaid Base Amount of the outstanding shares of Class L Common Stock, each as of the time of such Distribution (such sum, the “Second Tier Amount”), and no Distribution or any portion thereof shall be made under paragraph B.2(c) of Article V until the entire amount of the Second Tier Amount as of the time of such Distribution has been paid in full.

(i) The holders of Series A Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(b) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series A Preferred Stock divided by (ii) the Second Tier Amount (such product, the “Series A Second Tier Distribution”). Each holder of Series A Preferred Stock shall be entitled to receive a ratable portion of the Series A Second Tier Distribution based on the aggregate Unpaid Base Amount of each share of Series A Preferred Stock held by such holder as of the time of such Distribution; provided, that no holder shall receive a Distribution in respect of any share of Series A Preferred Stock pursuant to this subparagraph B.2(b)(i) of Article V to the extent such Distribution exceeds the Unpaid Base Amount of such share. Distributions made pursuant to this subparagraph B.2(b)(i) of Article V to holders of Series A Preferred Stock shall constitute, with respect to the outstanding shares of Series A Preferred Stock, a payment of the Base Amount.

(ii) The holders of the outstanding shares of Class L Common Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(b) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Base Amount of the outstanding shares of Class L Common Stock divided by (ii) the Second Tier Amount (such product, the “Class L Second Tier Distribution”). Each holder of Class L Common Stock shall be entitled to receive a ratable portion of the Class L Second Tier Distribution, based on the aggregate Unpaid Base Amount of each share of Class L Common Stock held by such holder as of the time of such Distribution; provided, that no holder shall receive a Distribution in respect of any share of Class L Common Stock pursuant to this subparagraph B.2(b)(ii) of Article V to the extent such Distribution exceeds the Unpaid Base Amount of such share. Distributions made pursuant to this subparagraph B.2(b)(ii) of Article V to holders of Class L Common Stock shall constitute, with respect to outstanding shares of Class L Common Stock, a payment of the Base Amount.

c. After the required amount of a Distribution has been made pursuant to paragraphs B.2(a) and B.2(b) of Article V, the holders of Common Stock as a group shall be entitled to receive the remaining portion of such Distribution (ratably among such holders based upon the number of shares of Common Stock held by each such holder as of the time of such Distribution). The Class L Common Stock shall be entitled to participate in Distributions made pursuant to this paragraph B.2.(c) of Article V even after the Unpaid Base Amount of such Class L Common Stock has been reduced to zero ($0). The Series A Preferred Stock shall not be entitled to any portion of a Distribution made pursuant to this paragraph B.2(c) of Article V.

3. PIK Stock. With respect to Series A Preferred Stock, if on any Dividend Payment Date the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock is greater than zero ($0) after giving effect to any Distribution made on or before such Dividend Payment Date, then the Board of Directors shall, unless prohibited by law, declare and the Corporation shall pay on such Dividend Payment Date a dividend on each share of Series A Preferred Stock outstanding by issuing to each holder of Series A Preferred Stock such number of shares (or fractional shares) of Series A Preferred Stock equal to the Unpaid Yield (with respect each share of Series A Preferred Stock held by such holder and after giving effect to any such Distribution) divided by the Base Amount of one share of Series A Preferred Stock. Each such dividend on Series A Preferred Stock shall be payable to the holders of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date. Such stock so issued will have an Issue Date as of the Dividend Payment Date and will be validly issued, fully paid and non-assessable. Whenever a dividend is paid in PIK Stock, there shall be designated as capital in respect of such shares an amount which is equal to the aggregate par value of the PIK Stock issued as a dividend.

4. Cancellation of Series A Preferred Stock. At the time the Unpaid Base Amount of any share of Series A Preferred Stock is reduced to zero ($0), such share shall be cancelled and returned to the Corporation and shall no longer be outstanding for any purpose. Each holder of certificates representing such cancelled shares of Series A Preferred Stock shall promptly surrender the certificate or certificates representing any such shares of Series A Preferred Stock to the Corporation at its principal office, duly endorsed for transfer to the Corporation. In the event that less than all of the shares of Series A Preferred Stock represented by any such certificate are cancelled, a new certificate shall be issued representing the shares that are not cancelled.

5. Voting Rights.

a. The holders of Series A Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by the DGCL or this Certificate of Incorporation and except that without the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, the Corporation shall not (i) create, authorize or issue any other class or series of stock entitled to a preference prior to Series A Preferred Stock upon any Distribution, or increase the authorized amount of any such other class or series or (ii) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series A Preferred Stock. In any case in which the holders of Series A Preferred Stock shall be entitled to vote, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held unless otherwise required by applicable law.

b. The holders of Class L Common Stock and Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law; provided however, that holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of any class or series of Preferred Stock and does not adversely affect or alter or change the rights, preferences or privileges (including the relative rights, preferences or privileges) of the holders of Common Stock if the holder or holders of such affected series of Preferred Stock are entitled, either separately or together with one or more such series, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. Except as the DGCL or this Certificate of Incorporation shall otherwise provide for separate class votes, on all matters on which the holders of Class L Common Stock and Class A Common stock shall have the right to vote, such holders shall vote together as a single class. Each holder of Class L Common Stock and Class A Common Stock shall be entitled to one vote for each share thereof held. Without the written consent of the holders of a majority of the outstanding shares of Class L Common Stock or the vote of the holders of a majority of the outstanding shares of Class L Common Stock at a meeting of the holders of Class L Common Stock called for such purpose, the Corporation shall not (i) create, authorize or issue any other class or series of stock entitled to a preference prior to Class L Common Stock upon any Distribution, or increase the authorized amount of any such other class or series or (ii) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Class L Common Stock.

6. Approval Rights. The Corporation shall not (i) enter into any agreement which would result in, or consummate any transaction resulting in, a Change of Control or an Initial Public Offering or (ii) amend this paragraph B.6 of Article V, without the prior written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock and Class L Common Stock, voting together as a single class.

7. Merger, etc. In connection with any merger, consolidation, or recapitalization in which holders of Series A Preferred Stock, Class L Common Stock or Class A Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, all payments shall be made to the holders of Series A Preferred Stock, Class L Common Stock and Class A Common Stock in the manner and in the priority set forth in paragraphs B.2(a), B.2(b) and B.2(c) of Article V hereof.

8. Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which have been issued and reacquired, purchased, redeemed or exchanged, in any manner, including shares cancelled and returned pursuant to paragraph B.4 of Article V, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of

Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in this Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any shares of Preferred Stock.

9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

10. Definitions.

“Base Amount” shall be equal to (i) for each share of Series A Preferred Stock (including PIK Stock), $237.50 and (ii) for each share of Class L Common Stock, $237.50 (in each case as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Series A Preferred Stock and Class L Common Stock, respectively).

“Business Day” means any day except Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to close.

“Change of Control” means (a) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (b) any sale or transfer by the Corporation of all or substantially all of its assets on a consolidated basis, (c) any consolidation, merger or reorganization of the Corporation with or into any other entity or entities as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such consolidation, merger or reorganization cease to own the outstanding capital stock of the surviving corporation possessing the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (d) any sale or transfer to any third party of shares of the Corporation’s capital stock by the holders thereof as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or transfer cease to own the outstanding capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Class A Common Stock” has the meaning given to such term in Article IV hereof.

“Class L Common Stock” has the meaning given to such term in Article IV hereof.

“Class L First Tier Distribution” has the meaning given to such term in paragraph B.2(a)(ii) of Article V hereof.

“Class L Second Tier Distribution” has the meaning given to such term in paragraph B.2(b)(ii) of Article V hereof.

“Common Stock” has the meaning given to such term in Article IV hereof.

“DGCL” has the meaning given to such term in Article III hereof.

“Distribution” means each distribution made by the Corporation to holders of capital stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that none of the following shall be a Distribution: (a) any dividend of PIK Stock, (b) any redemption or repurchase by the Corporation of any capital stock held by an employee, director, former employee or former director of the Corporation or any of its subsidiaries or (c) any recapitalization or exchange of any capital stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding shares of capital stock. Each Distribution on Series A Preferred Stock or Common Stock shall be payable to the holders of record of Series A Preferred Stock or Common Stock, respectively, as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors.

“Dividend Payment Date” means March 31, June 30, September 30, and December 31 of each year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, together with the rules and regulations promulgated thereunder.

“First Tier Amount” has the meaning given to such term in paragraph B.2(a) of Article V hereof.

“Initial Public Offering” shall mean a sale of Common Stock in a bona fide, firm commitment underwriting registered under the Securities Act.

“Issue Date” means, with respect to each share of Series A Preferred Stock and each share of Class L Common Stock, the date on which such share was initially issued by the Corporation regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.

“PIK Stock” means shares of Series A Preferred Stock that are paid as a dividend to holders of Series A Preferred Stock pursuant to paragraph B.3 of Article V.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

“Preferred Stock” has the meaning given to such term in Article IV hereof.

“Second Tier Amount” has the meaning given to such term in paragraph B.2(b) of Article V hereof.

“Securities Act” means the Securities Act of 1933, as amended and in effect from time to time, together with the rules and regulations promulgated thereunder.

“Series A First Tier Distribution” has the meaning given to such term in paragraph B.2(a)(i) of Article V hereof.

“Series A Preferred Stock” has the meaning given to such term in paragraph B of Article V hereof.

“Series A Second Tier Distribution” has the meaning given to such term in paragraph B.2(b)(i) of Article V hereof.

“Unpaid Yield” means, (i) with respect to each share of Series A Preferred Stock, an amount equal to the excess, if any, of (a) the Yield accrued on such share since the most recent Dividend Payment Date, over (b) the aggregate amount of Distributions made by the Corporation since the most recent Dividend Payment Date that constitute payment of Yield on such share and (ii) with respect to each share of Class L Common Stock, an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such share since the Issue Date, over (b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share.

“Unpaid Base Amount” (i) of any share of Series A Preferred Stock means an amount equal to the excess, if any, of (a) the Base Amount of the Series A Preferred Stock, over (b) the aggregate amount of Distributions made by the Corporation that constitute a payment of Base Amount of such share and (ii) of any share of Class L Common Stock means an amount equal to the excess, if any, of (a) the Base Amount of the Class L Common Stock, over (b) the aggregate amount of Distributions made by the Corporation that constitute a payment of Base Amount of such share.

“Yield” means, (i) with respect to each share of Series A Preferred Stock, for each calendar quarter the amount accruing on such share each day during such quarter that such share was outstanding at the rate of 14% per annum of such share’s Unpaid Base Amount and (ii) with respect to each share of Class L Common Stock, for each calendar quarter, the amount accruing on such share each day during such quarter that such share was outstanding at the rate of 14% per annum of the sum of (a) such share’s Unpaid Base Amount, plus (b) Unpaid Yield thereon for all prior quarters. In calculating the amount of any Distribution to be made during a calendar quarter, the portion of the Yield of a share of Series A Preferred Stock or Class L Common Stock for such portion of such quarter elapsing before such Distribution is made shall be taken into account. Yield accruing during any period less than one year shall be computed on the basis of a 365-day year (or in the case of a leap year, on the basis of a 366-day year) and the actual number of days elapsed in the period during which such Yield accrues.

ARTICLE VI

Business Combinations with Interested Stockholders. The Corporation elects not to be governed by section 203 of the DGCL immediately upon filing of this certificate pursuant to DGCL section 203(b)(1).

ARTICLE VII

Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

ARTICLE VIII

Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE IX

Right to Amend. Subject to the DGCL and the rights of the stockholders contained herein to approve amendments, the Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

ARTICLE X

Indemnification. The Corporation shall, to the full extent permitted by Section 145 of the DGCL, indemnify all present and former directors and officers of the Corporation and each person who is or was serving at the request of the Corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that the Company shall have no affirmative obligation pursuant to this Section of Article X to take the actions permitted by subsections (f) and (g) of Section 145 of the DGCL.

Advancement of Expenses. In addition to the right to indemnification conferred above and to the fullest extent permitted by law, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending a proceeding for which indemnification is to be provided by the Corporation pursuant to Section 145 of the DGCL as set forth in the foregoing Section of Article X (“Indemnification”) in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this paragraph or otherwise.

Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article X shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

COLLECT HOLDINGS, INC.

* * * * *

Collect Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted the resolutions set forth below proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation (the “Amendment”) and directing that the Amendment be submitted to the holders of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon for their consideration and approval:

RESOLVED, that the Board of Directors declares it advisable and in the Company’s best interest and recommends that the definitions of “Dividend Payment Date” and “Yield” in paragraph B.10 of Article V of the certificate of incorporation of the Company filed on July 13, 2006 and amended and restated on November 14, 2006 (the “Certificate”) be amended to read respectively as follows:

“Dividend Payment Date” means February 28, May 31, August 31 and November 30 of each year, beginning with February 28, 2007.

“Yield” means, (i) with respect to each share of Series A Preferred Stock, for (A) the period beginning on November 15, 2006 and ending on a Dividend Payment Date and (B) thereafter, the period beginning on the first day after a Dividend Payment date and ending on the next Dividend Payment Date, the amount accruing on such share each day during such period that such share was outstanding at the rate of 14% per annum of such share’s Unpaid Base Amount and (ii) with respect to each share of Class L Common Stock, for (A) the period beginning on November 15, 2006 and ending on a Dividend Payment Date and (B) thereafter, the period beginning on the first day after a Dividend Payment date and ending on the next Dividend Payment Date, the amount accruing on such share each day during such period that such share was outstanding at the rate of 14% per annum of the sum of (a) such share’s Unpaid Base Amount, plus (b) Unpaid Yield thereon for all prior periods. In calculating the amount of any Distribution to be made during a period, the portion of the Yield of a share of Series A Preferred Stock or Class L Common Stock for such portion of such period elapsing before such Distribution is made shall be taken into account. Yield accruing during any period less than one year shall be computed on the basis of a 365-day year (or in the case of a leap year, on the basis of a 366-day year) and the actual number of days elapsed in the period during which such Yield accrues.

FURTHER RESOLVED, that the proposed amendment of the Certificate be submitted to the stockholders of the Company for their approval.

FURTHER RESOLVED, that the amendment of Certificate shall be effective, subject to approval by the stockholders, upon the filing of a certificate of amendment with the Secretary of State of Delaware.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by John R. Schwab, its Chief Financial Officer, as of the 27th day of December, 2006.

COLLECT HOLDINGS, INC.

By:	/s/ John R. Schwab
Name:	John R. Schwab
Title:	CFO

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NCO GROUP, INC.,

a Pennsylvania corporation,

WITH AND INTO

COLLECT HOLDINGS, INC.,

a Delaware corporation

(Subsidiary into parent pursuant to Section 253 of the

General Corporation Law of Delaware)

Collect Holdings, Inc., a corporation incorporated on the 13th day of July, 2006 pursuant to the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That this corporation owns all of the issued and outstanding shares of the capital stock of NCO Group, Inc., a corporation incorporated on the 27th day of August, 1996 pursuant to the provisions of the Pennsylvania Business Corporation Act, and that this corporation, by the following resolutions of its Board of Directors, duly adopted by Unanimous Written Consent thereof dated as of February 27, 2007, determined to and did merge into itself said NCO Group, Inc.:

RESOLVED, that the Board of Directors of Collect Holdings, Inc., a Delaware corporation (the “Company”), deems it advisable and in the best interest of the Company and recommends that NCO Group, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of the Company (“NCO Group”), be merged (the “Merger”) with and into the Company upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of February 27, 2007 (the “Plan of Merger”) by and between the Company and NCO Group; and further

RESOLVED, that the form, terms and provisions of the Plan of Merger providing for (i) the Merger; (ii) the transfer to and the vesting in the Company of all of the property, rights, interests and other assets of NCO Group; (iii) the assumption by the Company of the liabilities and obligations of NCO Group; and (iv) the change of the Company’s name, by action of the merger, to “NCO Group, Inc.” be, and hereby are, approved and adopted; and that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, and under its corporate seal or otherwise, to execute, deliver and perform the Plan of Merger in substantially the form and substance attached hereto as Exhibit A, with such changes therein and modifications thereto as such officers shall, in their sole discretion with the advice of counsel, deem necessary or advisable, such execution, delivery and performance to be conclusive evidence of such approval on behalf of the Company; and further

RESOLVED, that (i) the officers of the Company be, and each of them hereby is, authorized, empowered and directed to execute and file with the Offices of the Secretaries of State of the State of Delaware and of the Commonwealth of Pennsylvania (the “Pennsylvania Secretary of State”) a Certificate of Ownership and Merger and Articles of Merger, respectively, effecting the Merger and the change of the Company’s name to “NCO Group, Inc.;” and (ii) the officers of the Company be, and each of them hereby is, in the name and on behalf of the Company, and under its corporate seal or otherwise, authorized, empowered and directed to take, or cause to be taken, all such further actions in connection with the transactions contemplated by the foregoing resolutions, and to execute, deliver and perform, or cause to be executed, delivered and performed, all such documents, as they shall deem necessary or advisable to perform the Plan of Merger and otherwise to effectuate the intent and purposes of the foregoing resolutions and the transactions contemplated thereby, including, but not limited to the filing with the Pennsylvania Secretary of State of the documentation necessary to register the Company to transact business as a foreign corporation in Pennsylvania.

SECOND: That the name of Collect Holdings, Inc., as surviving corporation of the merger, shall hereinwith be changed to NCO Group, Inc.

THIRD: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of Collect Holdings, Inc. at any time prior to the time that this merger filed with the Secretary of State becomes effective.

FOURTH: That this Certificate of Merger shall be effective upon its filing with the Office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned parent corporation has executed this Certificate of Ownership and Merger as of the 27th day of February, 2007.

COLLECT HOLDINGS, INC.

By:	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	CEO

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NCO GROUP, INC.

as of

FEBRUARY 28, 2008

* * * * *

NCO Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation (the “Board”), by unanimous written consent of its members, filed with the minutes of the Board, adopted the resolutions set forth below proposing and declaring advisable an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) and directing that the Amendment be submitted to the holders of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon for their consideration and approval:

RESOLVED, that the Board deems it advisable and in the best interests of the Company and its stockholders that Article IV of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) be amended in its entirety to read as follows:

“Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is Eleven Million Eight-Hundred Thousand (11,800,000) shares, divided into three (3) classes consisting of Six Million Five-Hundred Thousand (6,500,000) shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); Eight Hundred Thousand (800,000) shares of Class L Common Stock, par value $.01 per share (“Class L Common Stock”), and Four Million Five hundred Thousand (4,500,000) shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”). Class L Common Stock and Class A Common Stock are hereinafter sometimes referred to as “Common Stock.”

FURTHER RESOLVED, that the proposed amendment to the Charter be submitted to the stockholders for their approval;

FURTHER RESOLVED, that the amendment to the Charter shall be effective, subject to approval by the stockholders, upon the filing of a certificate of amendment with the Secretary of State of Delaware;

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provision of Section 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned as of the date first mentioned above.

NCO GROUP, INC.

By:	/s/ John R. Schwab
Name:	John R. Schwab
Title:	Executive Vice President & CFO

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR REGISTERED OFFICE

OF

NCO GROUP, INC.

(Pursuant to Section 133 of the Delaware General Corporation Law)

FIRST: The Board of Directors of NCO Group, Inc., a Delaware Corporation, on this 1st day of May 2008, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is changed to 1201 Market Street, Suite 800, Wilmington, Delaware 19801 County of New Castle.

SECOND: The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served is hereby changed to NCO Funding, Inc.

THIRD: The Corporation does hereby certify that the foregoing is a true copy of the resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 1st day of May, 2008.

By:	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	Chairman, President and Chief Executive Officer